Exhibit 10.16

SECOND AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”), dated as of October ___, 2007, is entered into by and between FUTUREIT, INC., a Delaware corporation (the “Company”), the holders of stock of the Company set forth on Schedule 1 hereof (the “Purchaser” and collectively, the “Purchasers”) and DataSafe Group, Ltd., an Israeli corporation.

W I T N E S S E T H:

WHEREAS, Pursuant to a Subscription Agreement dated ______, 2007, which was amended on ______, 2007 and on _____ , 2007, between the Purchasers and the Company (the “Subscription Agreement”), the Company and the Purchasers have entered into a Registration Right Agreement on _____ 2007, which was amended on ______, 2007 (the “Registration Right Agreement”);

Whereas, the Company and DataSafe (as defined below) have agreed to provide the Purchasers certain rights, including registration rights under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws;

NOW, THEREFORE, the parties agree as follows:

1.	The Agreement. All provisions of the Registration Rights Agreement shall continue to be in full force and effect except for the amendments contained herein. All capitalized terms shall bear the same meaning as in the Registration Rights Agreement.

2.	The Amendments. The following amendments shall replace the original provisions of the Agreement as follows:

2.1.	The Definitions Section will be amended as follows:

2.1.1.	The following definitions will be added:

(i)	“Affiliate” of any Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)	“DataSafe” means DataSafe Group Ltd., its Affiliates and Permitted Transferees.

(iii)	“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security or of any rights. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

(iv)	“Permitted Transferee” means an Affiliate and/or an immediate family member of the Holder, or a trust established for the benefit of the Holder or one or more immediate family members of the Holder.

2.1.2.	Sub-section (c) will be added to the Definitions Section as follows:

(c)	Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock held by a stockholder, the number of shares deemed to be held by such stockholder shall be the total number of shares of Common Stock then owned by such stockholder.

2.2.	Section 1 will be amended to add the following language to the end of Section 1.1:

2.2.1.	If the Registration Statement has not become effective within six (6) months from the date of filing such Registration Statement, the Company shall pay, as a penalty and not liquidated damages, each Purchaser an amount in Common Stock equal to 0.5% per month (pro rated for partial months) of the Common Stock purchased by such Purchaser’s pursuant to the Subscription Agreement, up to a total of 3% of such purchased amount of Common Stock.

2.2.2.	The following Sub-sections of Section 1.2 will be amended as follows:

(a)	use its commercially reasonable best efforts to cause the registration statement referred to above to become effective as soon as possible following filing (but in no event more than 6 months thereafter) and remain effective for a period of not less than eighteen (18) months following its being declared effective by the Commission; provided that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

(f)	notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Holder, promptly (but in any event within fourteen (14) business days) prepare and deliver to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Holders of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g)	otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover the fiscal quarter in which the registration statement is declared effective and said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act; and will furnish to each Holder at least five business days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any thereof to which any Holder shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

2.3.	The following Section 6 will be added:

6.	Board of Directors.

6.1 At all times until the earlier of (i) the completion of a Qualified IPO, or (ii) the end of a three years period following the Closing Date, DataSafe agrees to vote all of its shares of voting securities in the Company, whether now owned or hereafter acquired or which DataSafe may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, Nicholas, The Viscount Bearsted shall be elected to the board of directors of the Company, provided that at such date Nicholas, The Viscount Bearsted and/or a Permitted Transferee of Nicholas, The Viscount Bearsted will hold at least 90% of the Common Stock purchased by him according to the Subscription Agreement. The Company agrees to call a special meeting or to circulate a written consent to the stockholders of the Company immediately following the Closing Date pursuant to which the stockholders of the Company shall elect Nicholas, The Viscount Bearsted to the board of directors of the Company effective as of the Closing Date.

6.2 Immediately following the Closing Date, the Company shall establish an Audit Committee with no fewer than three (3) members, who shall initially be Offer Gur-Arie, Nicholas, The Viscount Bearsted, and Michael Avnimelech. Offer Gur-Arie shall not participate in any decisions of the Audit Committee relating to DataSafe. The said members of the Audit Committee shall serve as long as they are directors of the Company.

2.4.	The following Section 7 will be added:

7.	Anti-Dilution Protection.

7.1 If at any time or from time to time during the twelve month period following the Closing Date, the Company issues or sells, or is deemed by the express provisions of this Section 7 to have issued or sold, Additional Shares of Common Stock (as defined below) for a price less than the Original Issue Price (such lower price, the “New Price”), then and in each such case the Company shall issue to each Purchaser, as of the opening of business on the date of such issue or sale or deemed issue or sale, for no additional consideration, additional shares of Common Stock and additional Warrants such that the aggregate number of shares of Common Stock and Warrants issued to each Purchaser under its Subscription Agreement shall equal that number of shares and Warrants which would have been purchased by such Purchaser at the New Price.

7.2 If the Company at any time or from time to time during the twelve month period following the Closing Date shall issue any Options or Convertible Securities (excluding any Exempted Security) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

7.3 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment pursuant to the terms of Section 7.1, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the New Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such New Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.

7.4 If the terms of any Option or Convertible Security (excluding any Exempted Security), the issuance of which did not result in an adjustment pursuant to the terms of Section 7.1 (either because the consideration per share (determined pursuant to Section 7.6 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Original Issue Price, or because such Option or Convertible Security was issued before the Closing Date), are revised after the Closing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

7.5 For purposes of this Section 7, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Company.

(b) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to this Section 7, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

7.6 For purposes of this Section 7, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to this Section 7, deemed to be issued) by the Company after the Closing Date, other than (i) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (ii) shares of Common Stock issued or deemed issued to employees or directors of, or consultants to, the Company or any of its subsidiaries pursuant to the Company’s existing employee stock option plan, agreement or arrangement approved by the Board of Directors of the Company, or a committee thereof; or (iii) shares of Common Stock issuable upon exercise of the Warrants ((i) – (iii), collectively, the “Exempted Securities”).

(d) “Original Issue Price” means $0.30 per share.

2.5.	The following Section 8 will be added:

8.	Right of First Offer.

8.1 Subject to the terms and conditions specified in this Section 8, and applicable securities laws, in the event the Company proposes to offer or sell any equity securities of the Company during the twelve month period following the Closing Date, whether now authorized or not, or rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for such equity securities (collectively, “New Securities”), whether directly or indirectly, the Company shall first make an offering of such New Securities to each Purchaser in accordance with the following provisions of this Section 8. Each Purchaser shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and Affiliates in such proportions as it deems appropriate.

8.2 The Company shall deliver a notice, in accordance with the provisions of Notice Section of this Registration Rights Agreement hereof, (the “Offer Notice”) to each of the Purchasers stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

8.3 By written notification received by the Company, within fourteen (14) calendar days after mailing of the Offer Notice, each of the Purchasers may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock issued and held then held, by such Purchaser bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Purchaser that elects to purchase all the shares available to it (each, a “Fully Exercising Purchaser”) of any other Purchaser’s failure to do likewise. During the seven (7) day period commencing after receipt of such information, each Fully Exercising Purchaser shall be entitled to obtain that portion of the New Securities for which Purchasers were entitled to subscribe but which were not subscribed for by the Purchasers which is equal to the proportion that the number of shares of Common Stock issued and held by such Fully Exercising Purchaser bears to the total number of shares of Common Stock issued and held by all Fully Exercising Purchasers who wish to purchase such unsubscribed shares.

8.4 If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 8.3 hereof, the Company may, during the sixty (60) day period following the expiration of the period provided in Section 8.3 hereof, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 8.4.

8.5 The right of first offer in this Section 8 shall not be applicable to Exempted Securities.

2.6.	The following Section 9 will be added:

9.	Right First Refusal.

In the event that, during the twelve month period following the Closing Date, DataSafe proposes to Transfer all or any portion of the Common Shares held by it (a “Proposed Transfer”) to a Person other than one or more of its Affiliates (a “Proposed Transferee”), DataSafe shall, subject to the provisions of Section 10 hereof, Transfer such Common Shares pursuant to and in accordance with the provisions of this Section 9.

9.1 DataSafe shall deliver written notice (the “DataSafe Offer Notice”) of its desire to consummate the Proposed Transfer to the Purchasers, with a copy to the Company, and shall otherwise comply with the provisions of this Section 9 and, if applicable, Section 10. The DataSafe Offer Notice shall specify (i) the number of Common Shares and type of securities of DataSafe proposed to be Transferred in the Proposed Transfer (the “Offered Shares”), (ii) the consideration per Common Share to be paid for the Offered Shares (the “Offer Price”), (iii) the identities of the Proposed Transferees and (iv) all other material terms and conditions of the Proposed Transfer. In the event that the price set forth in the DataSafe Offer Notice is stated in consideration other than cash or cash equivalents, the Board of Directors of the Company shall determine the fair market value of such consideration, reasonably and in good faith, and the Purchasers may exercise their Right of First Refusal (as defined below) by payment of such fair market value in cash or cash equivalents. The DataSafe Offer Notice shall constitute an irrevocable offer to sell all of the Offered Shares to the Purchaser on the basis described below at a purchase price per share equal to the Offer Price, and on the same terms as set forth in the DataSafe Offer Notice.

9.2 For a period of fourteen (14) days after the giving of the DataSafe Offer Notice (the “Option Period”), each Purchaser shall have the right (the “Right of First Refusal”) to purchase, at a purchase price per share equal to the Offer Price and upon the terms and conditions set forth in the DataSafe Offer Notice, that number of the Offered Shares equal to the product obtained by multiplying (1) the number of Offered Shares by (2) a fraction, the numerator of which is the total number of Common Shares held by such Purchaser on the date of the DataSafe Offer Notice and the denominator of which is the total number of shares of Common Stock then held by all the Purchasers on the date of the DataSafe Offer Notice subject to increase as provided below. To the extent one or more Purchasers elect not to exercise their Right of First Refusal, then the rights of the other Purchasers (who exercise their Right of First Refusal) to purchase Common Shares shall be increased proportionately based on their relative holdings by the full amount of Common Shares which the non-electing Purchasers were entitled to purchase pursuant to this Section 9. The right of the Purchasers to purchase the Offered Shares under this Section 9 is only exercisable if some or all of the Purchasers elect to collectively purchase all (and not less than all) of the Offered Shares and shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Option Period, to DataSafe, with a copy to the Company, which notice shall state the number of the Offered Shares elected to be purchased by such Purchaser. The closing for any purchase of the Offered Shares by the Purchasers hereunder shall take place within thirty (30) business days after the expiration of the Option Period.

9.3 In the event that the Purchasers do not elect to exercise their Right of First Refusal with respect to all of the Offered Shares, DataSafe may consummate the sale of the remaining Offered Shares to the Proposed Transferee on the terms and conditions set forth in the DataSafe Offer Notice, subject to the provisions of Section 10. If DataSafe’s Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Proposed Transfer during the time period set forth in Section 10.4, the Proposed Transfer shall be deemed to lapse, and any Transfers of Common Shares pursuant to such Proposed Transfer shall be deemed to be in violation of the provisions of this Agreement unless the Purchasers are once again afforded the Rights of First Refusal provided for herein with respect to such Proposed Transfer.

9.4 It is agreed that the provisions of this Section 9 and of Section 10 hereof, shall not apply on a Proposed Transfer to a Permitted Transferee.

2.7.	The following Section 10 will be added:

10.	Purchaser Co-Sale Option.

In the event that DataSafe proposes to Transfer all or any portion of its Common Shares to a Proposed Transferee, and the Right of First Refusal under Section 9 (to the extent applicable) is not exercised with respect to all of the DataSafe Offered Shares, DataSafe may Transfer such Common Shares (the “Co-Sale Shares”) only pursuant to and in accordance with the provisions of this Section 10.

10.1 DataSafe shall deliver written notice (“Co-Sale Notice”) of its desire to consummate the Proposed Transfer to Purchasers, with a copy to the Company, specifying (i) the number and type of Co-Sale Shares proposed to be Transferred, (ii) a statement that the Purchasers have not elected to exercise their Right of First Refusal with respect to the Co-Sale Shares, (iii) the consideration per Common Share to be paid for such Co-Sale Shares, (iv) the identities of the Proposed Transferees and (v) all other material terms and conditions of the Proposed Transfer.

10.2 Each Purchaser shall have the right to participate in the Proposed Transfer on the terms and conditions herein stated (the “Co-Sale Option”), which right shall be exercisable within seven (7) days after receipt of the Co-Sale Notice upon written notice (the “Co-Sale Acceptance Notice”) to DataSafe. The Co-Sale Acceptance Notice shall indicate the maximum number of Common Shares such Purchaser wishes to Transfer on the terms and conditions stated in the Co-Sale Notice.

10.3 Each such Purchaser shall have the right to exercise its Co-Sale Option and sell a portion of its Common Shares pursuant to the Proposed Transfer which is equal to or less than the product obtained by multiplying (i) the total number of Co-Sale Shares to be sold to a Proposed Transferee pursuant to the Proposed Transfer by (ii) a fraction, the numerator of which is the total number of shares of Common Stock held by such Purchaser on the date of the Co-Sale Notice, and the denominator of which is equal to the sum of the total number of shares of Common Stock held by DataSafe and by all of the Purchasers.

10.4 Within ten (10) days after the date by which the Purchasers were required to deliver the Co-Sale Acceptance Notice to DataSafe, DataSafe shall notify each participating Purchaser of the number of Common Shares elected to be sold by such Purchaser that will be included in the sale and the date on which the Proposed Transfer will be consummated, which shall be no later than thirty (30) days after the date by which the Purchasers were required to notify DataSafe of their intent to exercise the Co-Sale Option.

10.5 Any Purchaser may effect its participation in any Proposed Transfer hereunder by delivery to DataSafe for delivery to the Proposed Transferee, of one or more instruments or certificates, properly endorsed for Transfer, representing the Common Shares it elects to sell therein, provided that no such Purchaser shall be required to make any representations or warranties or provide any indemnities in connection therewith beyond which is commercially reasonable; provided that in no event shall any Purchaser be required to make any representations and warranties regarding, or provide any indemnities with respect to, the operations or financial condition of the Company. At the time of consummation of the Proposed Transfer, the Proposed Transferee shall remit directly to each such Purchaser that portion of the sale proceeds to which such Purchaser is entitled by reason of its participation therein.

10.6 Promptly after such sale, DataSafe shall notify each participating Purchaser of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by any such Purchaser. So long as the Proposed Transferee is neither a party, nor an Affiliate of a party, to this Agreement, such Proposed Transferee shall take the Common Shares so Transferred free and clear of any further restrictions of this Section 10. In the event that the Proposed Transfer is not consummated within the period required by Section 10.4 hereof or the Proposed Transferee fails timely to remit to each participating Purchaser its portion of the sale proceeds, the Proposed Transfer shall be deemed to lapse, and any Transfers of Offered Shares pursuant to a Proposed Transfer shall be deemed to be in violation of the provisions of this Agreement unless DataSafe once again complies with the provisions of Sections 9 and 10 hereof with respect to such Proposed Transfer.

2.8.	Section 12 will be amended to read as follows: “Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the state and federal courts located in New York, New York in connection with any dispute arising under this Agreement or in connection therewith. Each party hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.”

3.	Governing Law and Jurisdiction. This Amendment shall be governed by and interpreted in accordance with the provisions of the “Governing Law” Section of the Registration Rights Agreement.

4.	Counterparts; Facsimile Signatures. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original. Facsimile signatures shall be considered originals.

IN WITNESS WHEREOF, the parties have caused this Amendment to Registration Rights Agreement to be executed and delivered as of the date first above written.

FUTUREIT, INC. By: —————————————— Name: Shmuel Bachar Title: Chairman Date: October ___, 2007.	DATASAFE GROUP, LTD By: —————————————— Name: Shmuel Bachar Title: Chairman Date: October ___, 2007.

PURCHASER By: —————————————— Name: _________________ Title: __________________ Date: __________________